EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made, entered into and is effective as of February 9, 2007 (the “Effective Date”) by and between KAL Energy, Inc., a Delaware corporation (“Company”), and Jorge Nigaglioni (“Executive”).

RECITALS

A.

The Company desires to employ Executive pursuant to the terms and conditions set forth in this Agreement and Executive desires to be employed by the Company pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, the parties agree as follows:

1.

Employment Period.  Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Executive during the Employment Period (as defined below) and Executive hereby agrees to remain in the employ of the Company and to provide services during the Employment Period in accordance with this Agreement.  The “Employment Period” shall be the period beginning on the Effective Date and ending on the fifth anniversary thereof, unless sooner terminated as provided herein.

2.

Duties.  Executive agrees that during the Employment Period while Executive is employed by the Company, Executive will devote seventy five percent (75%) of the Executive’s full business time, energies and talents to serving as the Chief Financial Officer of the Company.  Executive will provide services for the Company at the direction of the board of directors of the general partner of the Company (the “Board”), which services will be consistent with those of the Chief Financial Officer of similarly situated companies of a similar size and whose business is similar in nature to the Company.  Consistent with the above, Executive shall have such duties and responsibilities as may be assigned to Executive from time to time by the Board, shall perform all duties assigned to Executive faithfully and efficiently, subject to the direction of the Board, and shall have such authorities and powers as are inherent to the undertakings applicable to Executive’s position and necessary to carry out the responsibilities and duties required of Executive hereunder.  Executive will perform the duties required by this Agreement at the Company’s corporate headquarters unless the nature of such duties requires otherwise.  The duties will require the Executive to spend significant time on travel and possibly relocate to another office if it is necessary and reasonable for the duties required by the Company.  Notwithstanding the foregoing, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities involving professional, charitable, educational, religious and similar type activities to the extent such activities do not, in the reasonable judgment of the Board, inhibit, prohibit, interfere with or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Company and/or any of its Affiliates.

3.

Compensation and Benefits.  Subject to the terms and conditions of this Agreement, during the Employment Period, the Company shall compensate Executive for Executive’s services as follows:

(a)

Commencing on the Effective Date and continuing for the Employment Period, Executive shall be compensated at an annual rate of $90,000 (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Company.

(b)

Executive shall be entitled to receive performance based annual incentive bonuses (“Incentive Bonus”) from the Company in accordance with an incentive bonus plan, the terms and conditions of which shall be mutually agreed to by the Board and Executive (the “Incentive Bonus Plan”).  Awards pursuant to the Incentive Bonus Plan shall be tied to improvement in the Company’s return on capital employed or other appropriate measurements mutually agreed to by the Board and Executive.

Executive shall be entitled to take vacations pursuant to the standard policy of the Company and its Affiliates, which is four weeks per year as long as they completely perform their duties as provided herein; however, vacation time shall not be accrued nor cumulative for any purpose, including, but not limited to, any payout at termination and/or severance pay.  Executive will be paid his full compensation during vacation periods.  Sick leave shall be treated as vacation time. Sick leave shall not be accrued or cumulative for any reason, including but not limited to, any payout at termination and/or severance pay.

(c)

Executive shall be reimbursed by the Company, on terms and conditions that are substantially similar to those that apply to other similarly situated senior management employees of the Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items that are consistent with the Company’s expense reimbursement policy and actually incurred by Executive in the promotion of the Company’s business.

4.

Termination; Rights and Payments Upon Termination.  Executive’s right to benefits and payments, if any, for periods after the date on which Executive’s employment with the Company terminates (the “Termination Date”) as described in this Section 4 shall be determined in accordance with this Section 4 and payable in accordance with the normal payroll practices of the Company. During the time that Severance Payments, as set forth in paragraphs 4 (c), (d) and (e), are being paid, if Executive is not employed and receiving medical, dental, life insurance and disability insurance benefits (“Benefits”), Executive shall be provided, at no expense to him and with no reduction to his Severance Payment, with Benefits to the same extent and on the same terms as Benefits are then provided by the Company to executives employed by the Company or its affiliates.

(a)

Minimum Payments.  If the Termination Date occurs for any reason, Executive shall be entitled to the following payments, in addition to any payments or benefits to which Executive may be entitled under the following provisions of this Section 4 (other than this Section 4(a)) or the express terms of any employee benefit plan or as required by law:

(i)

Executive’s earned but unpaid Annual Base Salary for the period ending on Executive’s Termination Date;

(ii)

Incentive Bonus for the prior fiscal year, if any, in the event that the Termination Date occurs after the end of a fiscal year, but before the Incentive Bonus is actually paid; and

(iii)

Executive’s unreimbursed business expenses and all other items earned and owed to Executive through and including or benefits which have vested as of the Termination Date.

Payments to be made to Executive pursuant to this Section 4(a) shall be made within 30 days after the Termination Date.  Except as may be otherwise expressly provided to the contrary in this Agreement or as otherwise provided by law, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Company following the Termination Date for purposes of any employee benefit plan or arrangement in which Executive may participate at such time.

(b)

Termination By The Company for Cause.  If the Termination Date occurs as a result of the Company’s termination of Executive’s employment on account of Cause, then, except as described in Section 4(a) or as agreed in writing between Executive and the Company, Executive shall be entitled to payment of the Severance Salary (payable in accordance with Section 3(a)) for a period of three months immediately following such Termination Date.

(c)

Termination for Death or Disability.  If the Termination Date occurs as a result of Executive’s death or Disability, then, except as described in Section 4(a) or as agreed in writing between Executive and the Company, Executive (or in the event of Executive’s death, Executive’s estate) shall be entitled to payment of the Severance Salary (as defined in Section 4(g) below and payable in accordance with Section 3(a)) for the Severance Period immediately following such Termination Date.  The Company’s obligations under this Section 4(c) shall be reduced by any benefit that

Executive or Executive’s estate, as applicable, may receive from insurance provided by the Company for Executive.

(d)

Certain Terminations by The Company or the Executive.  If the Termination Date occurs as a result of Executive’s termination of employment (A) by the Company for any reason other than Cause (and is not on account of Executive’s death, Disability, or voluntary resignation, the mutual agreement of the parties or pursuant to Sections 4(e) or 4(f)), or (B) by Executive for Good Reason, then, except as described in Section 4(a) or as agreed in writing between Executive and the Company, Executive shall be entitled to payment of the Severance Salary (payable in accordance with Section 3(a)) for the Severance Period immediately following such Termination Date.

Should the termination occur pursuant to this Section 4(d) by the Executive for Good Reason due to a Change in Control, Executive must exercise such right to terminate prior to, or concurrently with, the closing of the transaction that is the cause of such Change in Control.  Upon the Company’s receipt of an offer relating to a Change in Control, which the Company is willing to accept, the Company shall immediately give Executive notice in writing that the Company intends to accept the offer and submit concurrently therewith a copy of all of the documents embodying the offer and make a full disclosure of all details of the offer. The Company shall also immediately submit a copy of all of the documents embodying any changes thereafter made to the offer and make a full disclosure of all details of such changes.

(e)

Termination Due to Performance.  If the Termination Date occurs as a result of Executive’s failure to satisfactorily perform his substantive duties under this Agreement, then, except as described in Section 4(a) or as agreed in writing between Executive and the Company, Executive shall be entitled to payment of the Severance Salary (payable in accordance with Section 3(a)) for a period of six months immediately following such Termination Date. For a termination under this provision, Executive shall have 30 days after receipt of written notification from the Company of such unsatisfactory performance to cure the same. The written notice shall specify the unsatisfactory performance and identify what the Company considers to be the cure.

(f)

Termination for Voluntary Resignation, Mutual Agreement or Other Reasons.  If the Termination Date occurs as a result of Executive’s voluntary resignation, the mutual agreement of the parties, or any reason other than those specified in paragraphs (b), (c), (d) or (e) above, then, except as described in Section 4(a) or as agreed in writing between Executive and the Company, Executive shall have no right to payments or benefits under this Agreement (and the Company shall have no obligation to make any such payments or provide any such benefits) for periods after the Termination Date.

(g)

Definitions.  For purposes of this Agreement:

(i)

the term “Affiliate” shall mean any Person (as defined in Section 4(g) below) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to (A) vote or direct the voting of 51% or more of the voting rights of such Person, or (B) direct or cause the direction of the management or policies of such Person, as applicable;

(ii)

the term “Cause” shall mean:

(A)

Executive’s dishonesty, fraud or misconduct regarding the Company, Executive’s duties to the Company or with representatives of the Company;

(B)

Executive’s breach of a material provision of this Agreement. Executive shall have 30 days after receipt of written notification from the Company of such breach to cure the same. The written notice shall specify the alleged breach and identify what the Company considers to be the cure;

(C)

Executive’s conviction of a felony crime; or

(D)

Executive’s chronic alcohol abuse or illegal drug abuse.

(iii)

the term “Change in Control” shall mean a change in the beneficial ownership of the voting stock of the Company that occurs as follows:

(A)

any Person other than the Company or its Affiliates, any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or its subsidiaries or such proportionately owned Partnership) becomes through acquisitions of securities of the Company the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the then outstanding securities of the Company having the right to vote for the election of directors;

(B)

the stockholders of the Company approve a merger or consolidation of the Company with any Partnership that is not an Affiliate of the Company, other than (I) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 51% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires 51% or more of the then outstanding securities of the Company having the right to vote for the election of directors; or

(C)

the stockholders of the Company approve an agreement with any Partnership that is not an Affiliate of the Company providing for the sale or disposition by the Company of all or substantially all of the assets of the Company (or any transaction having a similar effect).

(iv)

the term “Good Reason” means the occurrence of any of the following: (A) the assignment to Executive of duties that are materially inconsistent with Executive’s duties described in Section 2, including, without limitation, a material diminution or reduction in Executive’s office or responsibilities or a reduction in Executive’s rate of Annual Base Salary, bonus or other compensation or a change in Executive’s reporting relationship (provided that the Company shall have 30 days after receipt of written notification from Executive of any such action to cure the same), (B) the occurrence of a Change in Control pursuant to which the Executive is not employed by the surviving entity, (C) the Company’s breach of a material provision of this Agreement (provided that the Company shall have 30 days after receipt of written notification from Executive of such breach to cure the same), or (D) the Company becomes insolvent or unable to pay its debts as they become due or the stockholders of the Company approve a plan of complete liquidation of the Company;

(v)

the term “Disability” shall mean the inability of Executive to continue to perform Executive’s duties under this Agreement on a full-time basis as a result of mental or physical illness, sickness or injury for a period of 90 calendar days within any 12-month period, as determined in the sole discretion of the Board;

(vi)

the term “Person” shall mean an individual or a Partnership, association, partnership, joint venture, organization, business, individual, trust, or any other entity or organization, including a government or any subdivision or agency thereof; and

(vii)

the term “Severance Salary” shall mean the Executive’s current Annual Base Salary, as such amount may be prorated for the number of months such salary is payable. Additionally, Executive shall receive an amount equal to the most recent Incentive Bonus actually paid for the prior year, which will be paid to Executive at the time such Incentive Bonus normally would have been paid.

(viii)

the term “Severance Period” shall mean [three months].

Notwithstanding any other provision of this Agreement, Executive shall automatically cease to be an officer of the Company and its Affiliates as of Executive’s Termination Date and, to the extent permitted by applicable law, any and all monies that Executive owes to the Company shall be repaid to the extent possible, through deduction of such amounts from any post-termination payments owed to Executive pursuant to this Agreement.  Notwithstanding any other provision of this Agreement, the Company may suspend Executive from performing Executive’s duties under this Agreement; provided, however, that during the period of suspension (which shall end no later than Executive’s Termination Date), Executive shall continue to be treated as an employee of the Company for other purposes, and Executive’s rights to compensation or benefits hereunder shall be in effect.

5.

Solicitation Of Customers Or Suppliers: All records of the accounts of customers and suppliers, and any other books and records relating in any manner whatsoever to the Company’s customers, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of the Company. All such books and records shall be immediately returned to the Company by Employee upon any termination of his employment. Following Executive’s Termination Date and throughout the time Executive receives payment of the Severance Salary (or, in circumstances not requiring the payment of Severance Salary, for a period of one year following Executive’s Termination Date), Executive shall not, either directly or indirectly, participate in the following:

(a) Information. Make known to any person the names or addresses of any of the customers or suppliers of the Company (and/or its Affiliates) or any other information pertaining to them; or,

(b) Solicitation. Call on, solicit, or take away, or attempt to call on, solicit, or take away any of the Company’s (and/or its Affiliate’s) customers or suppliers on whom Executive called or with whom he became acquainted during his employment with the Company, either for himself, or for any other person for the purpose of selling them products or services sold to them by the Company.

(c) Referral. Refer any person or entity to such customers or suppliers for the purpose of selling them products or services sold to them by the Company (and/or its Affiliates).

(d) Solicitation Of The Company’s Employees: Solicit, or in any way hire, with or without solicitation, any of the Company’s (and/or its Affiliates) employees or independent contractors in any capacity.

6.

Damages, Affiliates: The parties recognize and agree that, the extent of damages to the Company in the event of a breach by Executive of Sections 5 or 6, it would be impossible to ascertain and that there is, and will be, available to the Company no adequate remedy at law to compensate the Company in the event of any such breach. Consequently, Executive agrees that in the event of a breach or threatened breach of such covenant, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to enforce such provisions by injunctive or other equitable relief ordered by a court of competent jurisdiction. Executive hereby waives any bond in excess of $1,000 that may be required in connection with said injunctive relief.

7.

Notices.  Any notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received when delivered in person or sent by facsimile transmission, on the first business day after it is sent by air express courier service or on the second business day following deposit in the United States registered or certified mail, return receipt requested, postage prepaid and addressed, in the case of the Executive to the most recent home address reflected in the Company’s records and in the case of the Company to the following address:

KAL Energy, Inc.

Suite 6, 79 Baker Street,

London, W1U 6RG, United Kingdom

or such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon actual receipt.

8.

Withholding.  All compensation payable under this Agreement shall be subject to customary withholding taxes and other employment taxes as required with respect to compensation paid by a Partnership to an employee and the amount of compensation payable hereunder shall be reduced appropriately to reflect the amount of any required withholding.  Except as specifically required herein, the Company shall have no obligation to make any payments to Executive or to make Executive whole for the amount of any required taxes.

9.

Successors.  This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, reorganization, consolidation, by purchase of assets or otherwise, all or substantially all of the assets of the Company.

10.

Waiver of Breach.  The waiver by either the Company or Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or Executive.  Continuation of payments hereunder by the Company following a breach by Executive of any provision of this Agreement shall not preclude the Company from thereafter terminating said payments based upon the same violation.

11.

Applicable Law; Venue.  This Agreement is executed and will be performed in the State of California, and the laws of the state shall govern its interpretation and effect.  The parties do hereby irrevocably submit themselves to the personal jurisdiction of the United States Federal Court located in Orange County California and do hereby irrevocably agree to service of such Court’s process on them.

12.

Amendment.  This Agreement may be amended or cancelled by mutual Agreement of the parties in writing without the consent of any other person.

13.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both of the parties hereto.

14.

Other Agreements.  This Agreement constitutes the sole and complete agreement between the Company and Executive and supersedes all other agreements, both oral and written, between the Company and Executive with respect to the matters contained herein including, without limitation any severance agreements or arrangements between the parties. No verbal or other statements, inducements, or representations have been made to or relied upon by Executive. The parties have read and understand this Agreement.

15.

Attorney’s Fees.  In the event suit (or a similar proceeding in arbitration) is brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover as an element of his costs of suit, not as damages, all reasonable attorney’s fee to be fixed by the court. the “prevailing party” shall be the party who is entitled to recover his costs of suit, whether or not the suit proceeds to final judgment. A party not entitled to recover his costs shall not recover attorney’s fees. No sum for attorney’s fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover his costs or attorney’s fees.

16.

Legal Representation.  Each party is represented by its own separate legal counsel.  Each party declares that, prior to the execution of this Agreement, they apprised themselves of sufficient relevant data, through counsel or through other sources of its selection, in order that it might intelligently exercise its own judgment in deciding whether to execute, and deciding on, the contents of this Agreement.  They further declare that their decisions were not based on or influenced by any declarations of representations of the other party hereto, or of the agents or employees of such other party.

17.

Further Acts.  Each party agrees to perform any further acts and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

18.

Arbitration.  Any dispute or controversy arising out of or relating to this Agreement, or any breach of this Agreement, shall be settled by arbitration to be held in Orange County, California, in accordance with the Judicial Arbitration and Mediation Services, Inc.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any Court having jurisdiction, and the parties irrevocably consent having jurisdiction of the California Courts for this purpose.  The prevailing party shall be entitled to recover from the other party all costs and expenses incurred by the prevailing party in connection with such arbitration.

[Signatures On Next Page]

IN WITNESS THEREOF, Executive has hereunto set Executive’s hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

“Company”

Kal Energy, Inc.

By:

Name:

Its:

“Executive”

Name: